Exhibit 99.19

Champion Safe Company Expands Dealer Network with Guardian Lock & Security in Bismarck, North Dakota

Provo, UT, Oct. 02, 2025 (GLOBE NEWSWIRE) — Champion Safe Company ( championsafe.com ), a premier manufacturer of high-security safes and a proud subsidiary of American Rebel Holdings, Inc. (NASDAQ: AREB), America’s Patriotic Brand, is proud to announce its newest dealer partnership with Guardian Lock & Security , expanding its reach into Bismarck, North Dakota. This exciting collaboration marks a significant milestone in Champion Safe’s strategic growth across the Midwest, bringing trusted security solutions to more families, businesses, and outdoor enthusiasts.

Guardian Lock & Security, led by Jeremy Mertens , has earned a strong reputation for professionalism, integrity, and top-tier customer service. With a second location opening this October, the company is well-positioned to become a regional destination for high-quality safes and security products.

“We couldn’t be more excited about our partnership with Guardian Lock & Security,” said Scott Colagrossi , Business Development Manager at Champion Safe Company. “Jeremy and his team share our commitment to delivering reliable, long-lasting protection. Their expansion reflects the kind of forward-thinking leadership we value in our dealer network.”

Through this partnership, customers in Bismarck and surrounding areas will gain access to Champion’s full lineup of safes—engineered for strength, fire protection, and peace of mind. Whether securing firearms, valuables, or important documents, Champion Safe offers durable solutions backed by decades of expertise.

Champion Safe continues to grow its national dealer network by partnering with respected local businesses that embody its core values of trust, quality, and customer-first service. The addition of Guardian Lock & Security reinforces Champion’s mission to make dependable security accessible to more communities across the country.

Visit Guardian Lock & Security in Bismarck this fall to explore Champion Safe’s latest models and experience personalized service from a team that truly understands what it means to protect what matters most.

2017 East Main Ave, Bismarck ND 58501 | (701) 258-1919

guardiantotalsec.com

For more information about Champion Safe products or to learn how to become a dealer, visit championsafe.com or contact Scott Colagrossi at sales@championsafe.com or (801) 377-7199.

About Champion Safe Company

Champion Safe Co. has been at the forefront of safe manufacturing for over 25 years, providing high-quality safes engineered for ultimate security and fire protection . Built entirely with 100% American-made, high-strength steel , Champion Safes feature full length double steel doors and are backed by a lifetime warranty. Learn more at championsafe.com

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the introduction of American Rebel Light Beer, the company is now making waves in the beverage space.

Learn more at americanrebel.com

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story:

Contact Information

Investor Relations: ir@americanrebel.com

Media Inquiries

Monica Brennan: Monica@NewtoTheStreet.com

Matt Sheldon: Matt@Precisionpr.co 917-280-7329

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of dealer expansion, actual revenues for fiscal 2025, our ability to effectively execute our business plan, and the Risk Factors contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.